Issuer Free Writing Prospectus filed Pursuant to Rule 433

Registration No. 333-203853

June 22, 2015

xG Technology Receives Order for xMax Mobile Broadband Equipment
to be Deployed Throughout the Caribbean (CARICOM) with a Network Operations
Center Located in Grenada

xMax System Integration Will Be Used for the Delivery of Telemedicine/Telehealth, Emergency Response Services, Disaster Recovery, Business Continuity and Other Applications Across CARICOM

Sarasota, Florida—July 1, 2015—xG Technology, Inc. (“xG” or the “Company”) (Nasdaq: XGTI, XGTIW), a developer of wireless communications and spectrum sharing technologies, announced today that it has received an order for approximately $309,000 for xMax mobile broadband wireless equipment and services which will be integrated into a dedicated Telemedicine/Telehealth Systems Network Infrastructure. The initial network—Phase 1—will be built out in St. George’s, the capital of Grenada, with a Network Operations Center (NOC) capable of supporting regional expansion and growth throughput CARICOM, the community of 15 nations and dependencies located in the Caribbean.

The xMax equipment order was received from Telemedicine MM Systems-New York (“Telemedisys”), an integrator of healthcare and other network systems. Telmedisys plans to integrate the xMax mobile broadband communications platform into its network infrastructure to deliver telemedicine/telehealth, emergency response services, disaster recovery and other applications at an affordable cost. The integration of xMax broadband wireless networking equipment into the network infrastructure will facilitate the desired turnkey-design effect.

The opportunity to enter the global telemedicine market was viewed as strategically important for xG. This sector is expected to double over the next five years, according to a ReportsnReports.com study, driven by a focus on health IT and mobile healthcare.

Tim Moynihan, Vice President of Sales for xG Technology, said, “This order, coming after ones we received in the past month for deployment in Costa Rica, confirms the growing acceptance of xMax as an attractive mobile broadband option for international markets. The telemedicine application is a particularly exciting opportunity for xG, since the main factor in its adoption is cost-efficient, widely-available mobile connectivity. These are the key benefits the xMax system is intended to deliver.”

Rod Francis, CEO of Telemedisys, said, “The integration of the xMax wireless system and services into the network infrastructure will provide for universal access, reliability, stability and affordability. Affordable mobile broadband is of high importance to the region’s socioeconomic future. Our mission and purpose, therefore, is to provide the framework for self-empowerment, upward mobility and the attainment of quality of life experiences.”

About xG Technology, Inc.

Founded in 2002, xG Technology has created a broad portfolio of intellectual property that makes wireless networks more intelligent, accessible, affordable and reliable. The company is the developer of xMax, a patented all-IP cognitive radio network system that enables secure, robust mobile broadband communications for private, consumer and government networks. xMax can solve the crisis facing the wireless industry caused by data-hungry devices and applications that are straining network capacity. It eliminates the need to acquire scarce and expensive licensed spectrum, thus lowering the total cost of ownership for wireless broadband access.

The xMax system delivers always-available voice, video and data services to both fixed and mobile users, and is interoperable with existing cellular and dedicated networks without being dependent on them. xMax incorporates advanced optimizing technologies that include spectrum sharing, interference mitigation, multiple-input multiple-output (MIMO) and software defined radio (SDR). These and other technologies make xMax ideal for wide area, as well as rapid emergency communication deployment in unpredictable environments and during fluid situations. xG offers solutions for numerous industries worldwide, including emergency response and public safety, military, urban and rural wireless broadband, utilities, and critical infrastructure.

Based in Sarasota, Florida, xG has over 50 U.S. and over 100 international patents and pending patent applications. xG is a publicly traded company listed on the NASDAQ Capital Market where xG common stock is traded under the symbol XGTI and xG warrants are traded under the symbol XGTIW. For more information, please visit www.xgtechnology.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For More Information:

Media Relations
Daniel Carpini
xG Technology
daniel.carpini@xgtechnology.com
(941) 953-9035

Investor and Analyst Relations
James Woodyatt
xG Technology
james.woodyatt@xgtechnology.com
(954) 572-0395

Jody Burfening/Carolyn Capaccio
LHA
ccapaccio@lhai.com
(212) 838-3777

xG Technology Announces Additional Order for xMax Broadband Wireless
Equipment in Costa Rica

Widening of Initial Network Footprint in Preparation for Broader Expansion
Across Costa Rica and Beyond

Sarasota, Florida—June 30, 2015—xG Technology, Inc. (“xG” or the “Company”) (Nasdaq: XGTI, XGTIW), a developer of wireless communications and spectrum sharing technologies, announced today that it has received an order for approximately $58,000 in xMax mobile broadband wireless equipment and services from Itellum, LLC (“Itellum”). This represents a follow-on order to the one previously announced on May 20, 2015, and will be used to further expand the footprint of the xMax network that has been installed in Escazu, Costa Rica.

Tim Foss, CEO of Itellum, said, “The initial announcement of the availability of the xMax service has generated a large amount of local interest. We have been very pleased with the excellent performance and reliability the xMax system has provided during the first stage of deployment, and this order for additional equipment will allow us to stress test the Escazu xMax network under heavier data traffic loads. We will also be able to demonstrate it to increasing numbers of end users in the area. In addition, it will allow us to prepare for broader expansion of the deployment across Costa Rica.”

George Schmitt, CEO and Board Chairman of xG Technology, said, “We are pleased to receive this follow-on order from Itellum for xMax equipment. The successful performance of the network confirms that the xMax system is well-suited for operation in underserved areas of the world where few viable options for affordable mobile broadband services exist. We look forwarding to working closely with Itellum on their further expansion plans in Costa Rica and in additional countries in the region.”

Itellum is one of four companies who have entered into a formal agreement to participate in the initial xMax Costa Rica deployment as well as expansion into other Latin American markets thereafter. The other partners include Level 3 Communications (“Level 3”), Osmin Vargas Corporacion (“OV”), and MB Technology Holdings, LLC (“MBTH”).

About xG Technology, Inc.

Founded in 2002, xG Technology has created a broad portfolio of intellectual property that makes wireless networks more intelligent, accessible, affordable and reliable. The company is the developer of xMax, a patented all-IP cognitive radio network system that enables secure, robust mobile broadband communications for private, consumer and government networks. xMax can solve the crisis facing the wireless industry caused by data-hungry devices and applications that are straining network capacity. It eliminates the need to acquire scarce and expensive licensed spectrum, thus lowering the total cost of ownership for wireless broadband access.

The xMax system delivers always-available voice, video and data services to both fixed and mobile users, and is interoperable with existing cellular and dedicated networks without being dependent on them. xMax incorporates advanced optimizing technologies that include spectrum sharing, interference mitigation, multiple-input multiple-output (MIMO) and software defined radio (SDR). These and other technologies make xMax ideal for wide area, as well as rapid emergency communication deployment in unpredictable environments and during fluid situations. xG offers solutions for numerous industries worldwide, including emergency response and public safety, military, urban and rural wireless broadband, utilities, and critical infrastructure.

Based in Sarasota, Florida, xG has over 50 U.S. and over 100 international patents and pending patent applications. xG is a publicly traded company listed on the NASDAQ Capital Market where xG common stock is traded under the symbol XGTI and xG warrants are traded under the symbol XGTIW. For more information, please visit www.xgtechnology.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For More Information:

Media Relations
Daniel Carpini
xG Technology
daniel.carpini@xgtechnology.com
(941) 953-9035

Investor and Analyst Relations
James Woodyatt
xG Technology
james.woodyatt@xgtechnology.com
(954) 572-0395

Jody Burfening/Carolyn Capaccio
LHA
ccapaccio@lhai.com
(212) 838-3777

xG Technology Announces Successful Installation of
First xMax Broadband Network in Costa Rica

Initial Deployment Underscores Ability of the xMax System to Operate in Varied
and Challenging Operating Environments

Sarasota, Florida—June 17, 2015—xG Technology, Inc. (“xG” or the “Company”) (Nasdaq: XGTI, XGTIW), a developer of wireless communications and spectrum sharing technologies, announced today the successful installation and initial deployment of an xMax broadband network in Escazu, Costa Rica by Itellum, LLC (“Itellum”). This represents the first stage of xMax network deployments that are expected to cover additional areas of Costa Rica, with plans for expansion into other Latin American locations, as announced by xG on May 20, 2015.

The terrain in Costa Rica is primarily a coastal plain separated by rugged mountains and extensive forests, and Escazu is spread out over a hillside overlooking San Jose, the national capital. This type of geography presents many challenges to establishing and maintaining reliable wireless services.

xMax was designed to assure reliable wireless communications in difficult and diverse operating environments, whether they be the result of challenging topologies, interference (both natural and manmade) or other adverse deployment conditions. This makes it ideal for the wide variety of terrain and conditions encountered throughout Latin America.

Tim Foss, CEO of Itellum (one of the four companies participating in the xMax deployment), said, “We are pleased to report the successful completion of the first stage of the xMax deployment in Costa Rica. Despite operating in a high-density urban environment, we are obtaining excellent coverage using xG Technology networking equipment deployed as both fixed and mobile infrastructure. In addition, performance has exceeded expectations, and we are already achieving full system throughput of approximately 2 Mbps. We look forward to extending the network throughout Costa Rica, and we are developing plans for deployment in additional countries in the region.”

George Schmitt, CEO and Board Chairman of xG Technology, said, “This successful initial deployment in Costa Rica further demonstrates the value of xG’s technology in a wide variety of operating environments, both in the U.S as well as in foreign markets. While we are already seeing impressive throughput in the xMax system, forthcoming releases of our software-defined radio platform will offer our customers even more opportunities for tailoring their bandwidth and other options to their exact requirements.”

Mr. Schmitt continued. “From providing a high level of reliability in demanding situations, to overcoming gaps in coverage and capabilities in traditional systems, xMax excels in delivering and extending wireless services efficiently and economically where not previously possible. This will be extremely beneficial in parts of the world that lack access to high-performance, low-cost broadband services.”

About xG Technology, Inc.

Founded in 2002, xG Technology has created a broad portfolio of intellectual property that makes wireless networks more intelligent, accessible, affordable and reliable. The company is the developer of xMax, a patented all-IP cognitive radio network system that enables secure, robust mobile broadband communications for private, consumer and government networks. xMax can solve the crisis facing the wireless industry caused by data-hungry devices and applications that are straining network capacity. It eliminates the need to acquire scarce and expensive licensed spectrum, thus lowering the total cost of ownership for wireless broadband access.

The xMax system delivers always-available voice, video and data services to both fixed and mobile users, and is interoperable with existing cellular and dedicated networks without being dependent on them. xMax incorporates advanced optimizing technologies that include spectrum sharing, interference mitigation, multiple-input multiple-output (MIMO) and software defined radio (SDR). These and other technologies make xMax ideal for wide area, as well as rapid emergency communication deployment in unpredictable environments and during fluid situations. xG offers solutions for numerous industries worldwide, including emergency response and public safety, military, urban and rural wireless broadband, utilities, and critical infrastructure.

Based in Sarasota, Florida, xG has over 50 U.S. and over 100 international patents and pending patent applications. xG is a publicly traded company listed on the NASDAQ Capital Market where xG common stock is traded under the symbol XGTI and xG warrants are traded under the symbol XGTIW. For more information, please visit www.xgtechnology.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For More Information:

Media Relations
Daniel Carpini
xG Technology
daniel.carpini@xgtechnology.com
(941) 953-9035

Investor and Analyst Relations
James Woodyatt
xG Technology
james.woodyatt@xgtechnology.com
(954) 572-0395

Jody Burfening/Carolyn Capaccio
LHA
ccapaccio@lhai.com
(212) 838-3777